SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2007

CVS CORPORATION
(Exact Name of Registrant as Specified in Charter)

	Delaware
	(State or Other Jurisdiction of Incorporation)

001-01011		050494040
(Commission File Number)		(IRS Employer Identification No.)

One CVS Drive Woonsocket, Rhode Island		02895
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

The purpose of this Form 8-K is to update the joint proxy statement/prospectus included in the Registration Statement on Form S-4, file No. 333-139470, filed by CVS Corporation (“CVS”) with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on January 19, 2007, and mailed by CVS and Caremark Rx, Inc. (“Caremark”) to their respective stockholders commencing on January 19, 2007. The information contained in this Form 8-K is incorporated by reference into the above-mentioned joint proxy statement/prospectus.

Background

CVS, Caremark and Twain MergerSub L.L.C., a Delaware limited liability company and wholly owned subsidiary of CVS (formerly known as Twain MergerSub Corp.) originally entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 1, 2006.

On January 16, 2007, pursuant to a Waiver Agreement between CVS and Caremark (the “Waiver Agreement”), CVS granted Caremark a waiver under the Merger Agreement to permit Caremark to declare and pay, and Caremark agreed that it would declare and pay, a one-time special cash dividend in the amount of $2.00 per outstanding share of Caremark common stock. The Waiver Agreement provided that such dividend would be declared prior to the Caremark stockholder meeting to vote on the merger (to holders of record of Caremark common stock prior to the effective time of the merger), but would only become payable, and such payment would be conditioned, upon the occurrence of the effective time of the merger.

In addition, CVS and Caremark separately agreed under the Waiver Agreement that, as promptly as practicable after the closing of the merger, the combined company would execute an accelerated share repurchase transaction (the “Accelerated Share Repurchase”) on customary terms, whereby the combined company would retire 150 million shares of its common stock.

On February 12, 2007, CVS and Caremark entered into an amendment to the Waiver Agreement (the “First Waiver Amendment”) to change the one-time special cash dividend to Caremark stockholders (conditioned on occurrence of the merger) from $2.00 per share to $6.00 per share. Prior to execution of the First Waiver Amendment, the CVS board of directors met telephonically to consider the increase to the special cash dividend in consultation with outside legal and financial advisors and in connection therewith received updated financial advisor presentations and opinions.

Increase in Special Cash Dividend to $7.50 Per Share; CVS to Effect Issuer Self-Tender After Closing of Merger Consistent with (and in lieu of ) Previously Announced Accelerated Share Repurchase Program

On March 8, 2007, CVS and Caremark agreed that the one-time special cash dividend payable to Caremark stockholders (conditioned on occurrence of the merger) would be increased from $6.00 per share to $7.50 per share. CVS and Caremark also agreed that, promptly after closing of the merger, consistent with (and in lieu of) the previously announced Accelerated Share Repurchase, CVS/Caremark would undertake a tender offer for 150 million (or about 10%) of its outstanding shares at a fixed price of $35.00 per share. CVS and Caremark entered into the Second Waiver Amendment to effect these changes. Prior to agreeing to these changes, the CVS board of directors met to consider these matters in consultation with outside legal and financial advisors, and the financial advisors provided their oral opinions as to the fairness of the exchange ratio to CVS from a financial point of view.

References in the joint proxy statement/prospectus to a $2.00 special cash dividend (or to any adjustments relating to a $2.00 special cash dividend) should now be read by reference to the $7.50 special cash dividend. References in the joint proxy statement/prospectus to the Accelerated Share Repurchase should now be disregarded. For federal income tax purposes, Caremark and CVS intend to report the $7.50 special cash dividend as a dividend on IRS Form 1099-DIV. It is also expected that the special cash dividend will be reported as having been received by holders of record of Caremark common stock on the record date for the dividend, which is the day immediately preceding the closing date of the merger, notwithstanding that, pursuant to the rules of the New York Stock Exchange, the dividend will be paid to holders of Caremark common stock as of the closing of the merger. Holders of Caremark common stock who sell or acquire Caremark common stock after the record date for the special cash dividend should consult their tax advisors regarding the tax consequences of such sale or acquisition, including the allocation of the purchase price between the right to receive payment of the special cash dividend and the Caremark common stock. Please refer to the joint proxy statement/prospectus for additional discussion regarding the federal income tax characterization and consequences of the special cash dividend.

The information in this Current Report describing CVS’ planned tender offer following closing of the CVS/Caremark merger is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of CVS/Caremark common stock in the tender offer. The tender offer will be made only pursuant to the Offer to Purchase and the related materials that CVS/Caremark will distribute to its shareholders and only if the CVS/Caremark merger is consummated. Shareholders should read the Offer to Purchase and the related materials carefully because they contain important information, including the various terms and conditions of the tender offer. Subsequent to the closing of the CVS/Caremark merger, shareholders of CVS/Caremark will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that CVS/Caremark will be filing with the Securities and Exchange Commission from the Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from Morrow & Co., Inc., the information agent for the tender offer, toll free at 1 (800) 245-1502 when these documents become available. Shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call Morrow & Co., Inc., the information agent for the tender offer, toll free at 1 (800) 245-1502.

A copy of the press release announcing these changes and a copy of the Second Waiver Amendment are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by reference herein.

Unaudited Pro Forma Condensed Combined Financial Information

In connection with the Second Waiver Amendment, CVS has revised the unaudited pro forma condensed combined financial information, prepared to give effect to the merger of CVS and Caremark, which were included in the joint proxy statement/prospectus. The revised unaudited pro forma condensed combined financial information are set forth below.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information, which is referred to as the pro forma financial information, has been prepared to give effect to the merger of CVS and Caremark. The pro forma financial information was prepared using the historical consolidated financial statements of CVS and Caremark as well as the financial information for the acquisition CVS completed on June 2, 2006.

The unaudited pro forma condensed combined balance sheet as of December 30, 2006 combines the audited consolidated balance sheet of CVS as of December 30, 2006 and Caremark as of December 31, 2006 and gives effect to the merger as if it occurred on December 30, 2006.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 30, 2006 combines the audited consolidated statement of operations of CVS for the 52 week fiscal year ended December 30, 2006 with the audited statement of income of Caremark for the calendar year ended December 31, 2006 and gives effect to the merger as if it occurred on the first day of the period presented.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including but not limited to, the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

CVS and Caremark stockholders should read the pro forma financial information in conjunction with CVS’ and Caremark’s audited historical consolidated financial statements, accompanying footnotes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CVS’ and Caremark’s Annual Reports on Form 10-K for the fiscal year ended December 30, 2006 and December 31, 2006, respectively.

Unaudited Pro Forma Condensed Combined Balance Sheet
December 30, 2006

In millions, except per share amounts	CVS Dec. 30, 2006	Caremark Dec. 31, 2006	Pro Forma Adjustments (a)		Pro Forma Combined
Assets:
Cash and cash equivalents	$530.7	$804.0	$(804.0)		$530.7
Short-term investments	—	396.7	—		396.7
Accounts receivable, net	2,377.4	2,231.8	(138.3	)(b)	4,470.9
Inventories	7,108.9	540.9	—		7,649.8
Deferred income taxes	274.3	114.7	—		389.0
Other current assets	100.2	33.8	—		134.0
Total current assets	10,391.5	4,121.9	(942.3)		13,571.1

Property and equipment, net	5,333.6	319.9	—		5,653.5
Goodwill	3,195.2	7,072.9	18,649.5		28,917.6
Intangible assets, net	1,318.2	686.1	1,255.9		3,260.2
Deferred income taxes	90.8	—	—		90.8
Other assets	240.5	30.3	—		270.8
Total assets	$20,569.8	$12,231.1	$18,963.1		$51,764.0

Liabilities:
Accounts payable and accrued expenses	$4,813.7	$3,993.1	$(138.3	)(b)	$8,668.5
Accrued transaction costs	—	—	76.4		76.4
Short-term debt	1,842.7	—	—		1,842.7
Current portion of long-term debt	344.3	—	—		344.3
Total current liabilities	7,000.7	3,993.1	(61.9)		10,931.9

Long-term debt	2,870.4	—	2,395.2		5,265.6
Deferred tax liability	—	232.0	492.3		724.3
Other long-term liabilities	781.1	326.3	—		1,107.4

Stockholders’ Equity
Preference stock	213.3	—	—		213.3
Common stock	8.5	0.5	6.6		15.6
Treasury stock	(314.5)	(2,429.4)	2,429.4		(314.5)
Shares held in trust	—	(89.8)	89.8		—
Guaranteed ESOP obligation	(82.1)	—	—		(82.1)
Capital surplus	2,198.4	8,714.5	15,095.7		26,008.6
Retained earnings	7,966.6	1,499.1	(1,499.1)		7,966.6
Accumulated other comprehensive loss	(72.6)	(15.2)	15.2		(72.6)
Total stockholders’ equity	9,917.6	7,679.7	16,137.6		33,734.9
Total liabilities and stockholders’ equity	$20,569.8	$12,231.1	$18,963.1		$51,764.0

See accompanying notes to unaudited pro forma condensed combined financial statements, including Note 3 for an explanation of the preliminary unaudited pro forma adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended December 30, 2006

In millions, except per share amounts	CVS Dec. 30, 2006	Completed Acquisition (2) Dec. 30, 2006	Caremark Dec. 31, 2006	Pro Forma Adjustments			Pro Forma Combined
Net revenue	$43,813.8	$2,373.9	$36,750.2		$(4,542.1	)(c)	$78,395.8
Cost of revenues	31,874.8	1,795.4	34,344.1		(4,542.1	)(c)	63,472.2
Gross profit	11,939.0	578.5	2,406.1		—		14,923.6
Selling, general and administrative expenses	9,497.4	494.5	675.1		57.4	(d)	10,724.4
Operating profit	2,441.6	84.0	1,731.0		(57.4)		4,199.2
Non-operating gain, net	—	—	—		—		—
Interest expense (income), net	215.8	88.6	(38.4)		167.7	(e)	433.7
Earnings/(loss) before income tax provision/(benefit)	2,225.8	(4.6)	1,769.4		(225.1)		3,765.5
Income tax provision/(benefit)	856.9	(1.7)	695.4		(88.2	)(f)	1,462.4
Net earnings/(loss)	1,368.9	(2.9)	1,074.0		(136.9)		2,303.1
Preference dividends, net of income tax benefit	13.9	—	—		—		13.9
Net earnings/(loss) available to common stockholders	$1,355.0	$(2.9)	$1,074.0		$(136.9)		$2,289.2

Basic earnings per common share:
Net earnings	$1.65		$2.50	$			$1.49
Weighted average common shares outstanding	820.6		429.3		287.6		1,537.5

Diluted earnings per common share:
Net earnings	$1.60		$2.46	$			$1.45
Weighted average common shares outstanding	853.2		436.5		292.5		1,582.2
Dividends declared per common share	$0.1550		0.30000		—		$0.1550	(g)

See accompanying notes to unaudited pro forma condensed combined financial statements, including Note 3 for an explanation of the preliminary unaudited pro forma adjustments.

 Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(Dollars in millions)

Note 1—Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of December 30, 2006 combines the audited consolidated balance sheets of CVS and Caremark as of December 30, 2006 and December 31, 2006, respectively and gives effect to the merger as if it occurred on December 30, 2006.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 30, 2006 gives effect to the merger as if it occurred on the first day of the period presented.

The unaudited pro forma condensed combined financial statements, which are referred to as pro forma financial statements, are based on the historical financial statements of CVS and Caremark, as well as financial information for the acquisition CVS completed on June 2, 2006, and give effect to the merger of CVS and Caremark under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Caremark based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after valuation procedures are performed and amounts are finalized following the completion of the merger.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial statements for illustrative purposes. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements. The pro forma financial statements do not give effect to the post-closing issuer self-tender offer discussed in this Current Report on Form 8-K. In addition, the pro forma financial statements do not give effect to any potential cost savings or operating synergies that CVS and Caremark expect to result from the merger, nor do they give effect to any potential costs to be incurred in integrating the two companies.

Note 2—Completed Acquisition

On June 2, 2006, CVS acquired certain assets and assumed certain liabilities from Albertson’s, Inc., which is referred to as Albertson’s, for $4.0 billion. The assets acquired and the liabilities assumed included approximately 700 stand-alone drugstores and a distribution center, which are referred to collectively as the Standalone Drug Business. CVS financed the acquisition of the Standalone Drug Business by issuing commercial paper and borrowing $1.0 billion from a bridge loan facility. During the third quarter of 2006, CVS repaid a portion of the commercial paper used to finance the acquisition with the proceeds received from the issuance of $800 million of 5.75% unsecured senior notes due August 15, 2011 and $700 million of 6.125% unsecured senior notes due August 15, 2016.

The financial information included in the unaudited pro forma condensed combined statement of operations is based on the historical results of the Standalone Drug Business and includes the incremental interest expense for the indebtedness incurred to finance the purchase and the impact of the preliminary purchase price allocation. The incremental interest expense for the fiscal year ended December 30, 2006 was $218.0 million. The impact of the preliminary purchase price allocation included adjustments to convert the Standalone Drug Business from the LIFO method to the FIFO method of accounting for inventories, resulting in a reduction to gross profit for the fiscal year ended December 30, 2006 of $4.0 million. In addition, the fiscal year ended December

30, 2006 reflects adjustments required to record incremental estimated depreciation and amortization on property, equipment and intangible assets over their useful lives of $15.0 million and $52.0 million, respectively. For further information on the purchase price allocation used by CVS see the “Notes to Consolidated Condensed Financial Statements” included in CVS’ Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

Note 3—Unaudited Pro Forma Adjustments

The purchase price allocation included in the pro forma financial statements is preliminary and is based on information that was available to management of CVS and Caremark at the time the pro forma financial statements were prepared. Accordingly, the purchase price and the allocation thereof will change and the impact of such changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Purchase price: For each share of Caremark common stock outstanding, Caremark stockholders will have the right to receive 1.670 shares of CVS common stock (together with cash in lieu of fractional shares). Additionally, CVS will issue replacement stock options under a formula whereby each Caremark optionee will receive options to purchase 1.670 shares of CVS/Caremark common stock for each underlying option to purchase shares of Caremark common stock. Each option of the combined company will have an exercise price per share equal to (1) the aggregate exercise price required to purchase all shares of Caremark common stock subject to the Caremark option before the completion of the merger divided by (2) the number of shares of CVS/Caremark common stock subject to the option after completion of the merger, rounded up to the nearest whole cent.

The pro forma purchase price, which would have been paid to Caremark stockholders under the computation specified in the merger agreement, is based on the number of shares of Caremark common stock and stock options outstanding as of December 30, 2006.

Under the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, CVS is treated as the acquiror of Caremark for accounting purposes. Accordingly, the combined company will allocate the purchase price paid by CVS to the fair value of the Caremark assets acquired and liabilities assumed. Due to legal restrictions, many of the details concerning individual assets and liabilities cannot be disclosed between CVS and Caremark prior to the merger’s completion. Therefore, the pro forma presentation presumes that the historical value of Caremark’s tangible assets and liabilities approximates fair value. Additionally, the allocation of purchase price to acquired intangible assets is preliminary and subject to the final outcome of independent analyses to be conducted after the completion of the merger. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the merger is completed may differ materially from the pro forma amounts presented herein.

Aggregate purchase price of Caremark common stock (1)	$23,269.4
Non-cash purchase price- fair value of stock options (2)	547.9
Caremark Special Cash Dividend (3)	3,199.1
Accrued transaction costs (4)	50.0
Aggregate consideration	27,066.4
Book value of the net assets acquired as of December 30, 2006	606.8
Intangible assets, net (5)	1,255.9
Deferred Tax Liability (6)	(492.3)
Accrued Expenses (7)	(26.4)
Goodwill	$25,722.4

(1)	The aggregate purchase price of Caremark common stock is calculated as follows (in millions, except ratios and per share amounts):

Exchange ratio	1.670
Average closing price per share of CVS common stock for the five trading days ending February 14, 2007(a)	$32.67
Total purchase price per share	54.55
Caremark shares outstanding (December 31, 2006)	426.6
Total purchase price excluding fair value of stock options, Caremark Special Dividend and transaction Costs	$23,269.4
(a)
As a result of the waiver to allow for a special dividend pursuant to the Waiver Agreement, as amended, this calculation reflects the average closing price per share of CVS common stock for the five trading days ending February 14, 2007.

(2)
At the effective time of the merger, Caremark stock options will be exchanged for stock options to purchase shares of CVS/Caremark common stock exercisable for that number of shares of CVS/Caremark common stock equal to the number of shares of Caremark common stock previously subject to the corresponding Caremark stock option multiplied by 1.670 at an exercise price per share equal to (1) the aggregate exercise price required to purchase all shares of Caremark common stock subject to the Caremark option before the completion of the merger divided by (2) the number of shares of CVS/Caremark common stock subject to the option after completion of the merger, rounded up to the nearest whole cent.

The fair value of the options issued to Caremark optionees, net of the fair value of unvested options, represents additional purchase consideration. Substantially all options outstanding to Caremark optionees will accelerate vesting at the time of the merger, due to provisions of the underlying stock options plan, upon change of control. For purposes of the pro forma financial statements, it is assumed that the change in control provisions resulted in all options being fully vested as of the balance sheet date, December 30, 2006. The aggregate fair value of these options, for the purposes of the pro forma balance sheet, was calculated using the Black-Scholes option pricing model and following assumptions (in millions, except per share amounts, ratios and percentages):

Expected term (years)	1.75
Risk free interest rate	4.75%
Dividend yield	0.48%
Expected volatility	21.40%
Weighted average fair value	16.43
Number of shares underlying options(i)	33.3
Aggregate fair value allocated to purchase price	$547.9

(i) Number of shares underlying options was computed using the exchange ratio of 1.670:1 share based on Caremark’s options outstanding at December 31, 2006.

(ii) The aggregate fair value of the options calculated above does not reflect adjustments to the options to be effected at closing to reflect the special cash dividend.

(3)
Represents the Caremark special cash dividend in the amount of $7.50 per share to be paid pursuant to the terms as set forth in the Waiver Agreement, as amended, and as more fully described in this Current Report on Form 8-K. Such dividend is expected to be funded utilizing a combination of cash ($804.0 million) and long-term debt.

(4)	Represents the estimated transaction costs related to the merger, which primarily includes investment banker fees and professional fees.

(5)
Represents the adjustments to record intangible assets at estimated fair value, net of the elimination of historical Caremark amounts and includes customer relationships ($1,173.9 million, net of $686.1 million of historical Caremark amounts), proprietary technology ($15.0 million) and trade names ($67.0 million).

(6)	Represents the estimated deferred income tax benefit of the acquired intangible assets (other than goodwill).

(7)	Represents estimated costs associated with provisions of employment agreements that would require future payment.

(b)	Intercompany elimination: Adjustments necessary to eliminate trade receivables and payables between CVS and Caremark related to CVS being included in Caremark’s pharmacy networks.

Unaudited Pro Forma Condensed Combined Statement of Operations

(c)
Represents the adjustment necessary to eliminate revenues and cost of revenue, of CVS and Caremark that represent inter-company amounts that would ordinarily be eliminated in the preparation of consolidated financial statements.

(d)
Represents the adjustment to record estimated incremental depreciation and amortization on identifiable intangible assets over their respective useful lives. Customer relationships are amortized over an estimated useful life of 19 years. Proprietary technology is amortized over an estimated useful life of 5 years, while trade names are estimated to have indefinite life and are not amortized. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the unaudited pro forma combined condensed statements of operations do not include goodwill amortization.

(e)	Represents the adjustments to record the pro forma interest expense on the long-term debt used to fund the Caremark Special Cash Dividend utilizing an interest rate of 7%.

(f)	Represents the adjustments to record the pro forma combined income tax provision at the estimated effective income tax rate of the combined company.

(g)	Pro forma combined dividends declared per common share were computed using the CVS dividend rate.

Note 4—Unaudited Pro Forma Combined Earnings Per Common Share

Unaudited pro forma combined earnings per common share are computed in accordance with SFAS No. 128, “Earnings Per Share”. Pro forma combined basic earnings per CVS common share is computed by dividing: (i) pro forma combined net earnings, after deducting the after-tax dividends on the CVS ESOP preference stock, by (ii) the weighted average number of CVS common shares outstanding during the period as if the merger had occurred on the first day of the period presented, which are referred to as the basic shares.

When computing pro forma combined diluted earnings per common share, CVS assumes that the CVS ESOP preference stock is converted into CVS common stock and all dilutive stock options are exercised. After the assumed CVS ESOP preference stock conversion, the trustee of the ESOP would hold CVS common stock rather than CVS ESOP preference stock and would receive CVS common stock dividends ($0.155 annually per share in 2006) rather than CVS ESOP preference stock dividends (currently $3.90 annually per share). Since the CVS trustee of the ESOP uses the dividends it receives to service its debt, CVS would have to increase its contribution to the CVS trustee of the ESOP to compensate it for the lower dividends. This additional contribution would reduce CVS’ net earnings, which in turn, would reduce the amounts that would have to be accrued under CVS’ incentive compensation plans. Pro forma combined diluted earnings per common share is computed by dividing: (i) pro forma combined net earnings, after accounting for the difference between the dividends on the CVS ESOP preference stock and CVS common stock and after making adjustments for the incentive compensation plans by (ii) basic shares plus the additional shares that would be issued assuming that all dilutive stock awards are exercised and the CVS ESOP preference stock is converted into CVS common stock.

Both the basic and diluted average number of shares of Caremark common stock outstanding have been adjusted to reflect the impact of the merger by applying the 1.670:1 exchange ratio to amounts historically reported by Caremark.

The following table provides the computational data for unaudited combined pro forma basic and diluted earnings per share for the periods presented:

In millions, except per share amounts	Preliminary Pro Forma Fiscal Year Ended December 30, 2006
Numerator for pro forma combined earnings per common share:
Unaudited pro forma combined net earnings	$2,303.1
Preference dividends, net of income tax benefit	(13.9)
Net pro forma combined earnings available to common stockholders, basic	$2,289.2

Unaudited pro forma combined net earnings	2,303.1
Dilutive earnings adjustment	(4.2)
Net pro forma combined earnings available to common stockholders, diluted	$2,298.9

Denominator for pro forma combined earnings per common share:
Weighted average common shares, basic	1,537.5
Effect of dilutive securities:
Preference stock	18.8
Stock options	23.6
Other stock awards	2.3
Weighted average common shares, diluted	1,582.2
Pro forma combined basic earnings per common share	$1.49
Pro forma combined diluted earnings per common share	$1.45

The unaudited pro forma combined basic and diluted earnings per share of common stock do not purport to be indicative of the actual results that would have been achieved by the combined company for the periods presented or that will be achieved by the combined company in the future.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Document
99.1	Press Release, dated March 8, 2007, of CVS Corporation

99.2	Second Amendment to Waiver Agreement dated as of March 8, 2007 between CVS Corporation and Caremark Rx, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS CORPORATION

Date:	March 8, 2007	By:	/s/ Douglas A. Sgarro
			Name:	Douglas A. Sgarro
			Title:	Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press Release, dated March 8, 2007, of CVS Corporation

99.2	Second Amendment to Waiver Agreement dated as of March 8, 2007 between CVS Corporation and Caremark Rx, Inc.